UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33402 (Commission File Number)	72-1252405 (I.R.S. Employer Identification No.)
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 780-9926
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On November 19, 2010, Trico Marine Services, Inc. (“Trico”), its subsidiaries Trico Supply AS (“Trico Supply”) and Trico Shipping AS (“Trico Shipping” and, together with Trico and Trico Supply, the “Company”) and certain of its other affiliates entered into a restructuring support agreement dated as of November 17, 2010 (the “Restructuring Support Agreement”) with a group of noteholders (the “Supporting Noteholders”) who together hold approximately 83% of the aggregate principal amount of Trico Shipping’s outstanding 11⅞% senior secured notes due 2014 (the “Notes”). Pursuant to the Restructuring Support Agreement, which sets forth the terms of the Company’s financial restructuring plan, the Company would launch an out-of-court exchange offer (the “Exchange Offer”) to noteholders to exchange their Notes for a pro rata share, together with certain other creditors of the Company, of 100% of Trico Supply’s common stock subject to dilution in certain circumstances. Upon successful consummation of the Exchange Offer and related transactions, the Company would reduce its total debt and accrued interest by approximately $462 million. The Restructuring Support Agreement, as modified by an extension, would require the Company to launch the Exchange Offer by December 3, 2010.
     As an alternative to the Exchange Offer, the Company has also agreed in the Restructuring Support Agreement to solicit consents from its noteholders and stockholders to approve a prepackaged plan of reorganization (the “Prepackaged Plan”). In the event certain conditions to the Exchange Offer are not satisfied, and if a sufficient number of holders and amount of Notes vote to accept the Prepackaged Plan, the Company intends to pursue an in-court restructuring. If confirmed, the Prepackaged Plan would have principally the same effect as if 100% of the holders of Notes had tendered their Notes in the Exchange Offer, or, under certain circumstances, a sale of the assets or equity of Trico Supply and its subsidiaries.
     Pursuant to the Restructuring Support Agreement, the Supporting Noteholders have agreed to, among other things, (1) support and use commercially reasonable efforts to complete the capital restructuring plan, including by tendering their Notes into the Exchange Offer, delivering their consents in a related consent solicitation and voting in favor of the Prepackaged Plan; and (2) not exercise remedies or direct the trustee to exercise remedies under the indenture governing the notes for any default or event of default that has occurred or may occur thereunder. The Restructuring Support Agreement may be terminated by the Supporting Noteholders and the Company upon the occurrence of certain events enumerated in the Restructuring Support Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements and information in this Form 8-K may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Trico’s current expectations and beliefs concerning future developments and their potential effect on Trico. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Trico will be those that it anticipates. Trico’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the ability of Trico Supply to implement a debt-for-equity conversion; (ii) Trico’s and its subsidiaries’ ability to continue as a going concern; (iii) Trico’s and its subsidiaries’ ability to obtain court approval with respect to motions in Trico’s Chapter 11 cases; (iv) the ability of Trico to confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (v) the ability of Trico and its subsidiaries to obtain and maintain normal terms with vendors and service providers; (vi) Trico’s ability to maintain contracts that are critical to its operations; (vii) the potential adverse impact of the Chapter 11 cases on Trico’s liquidity or results of operations; (viii) the ability of Trico to attract, motivate and/or retain key executives and employees; (ix) the ability of Trico to attract and retain customers; and (x) other risks and factors regarding Trico and its industry identified from time to time in Trico’s reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Trico undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 26, 2010

TRICO MARINE SERVICES, INC.
By:	/s/ Brett Cenkus
	Name:	Brett Cenkus
	Title:	General Counsel and Secretary